EXHIBIT 10.40

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into by and between Simon Abuyounes (“Employee”) and AF Services, LLC, a Delaware limited liability company    (the “Company”).

RECITALS

A.                                    The Company is a services and support company for rapid response direct marketers of computer hardware, software, peripheral and electronics products.

B.                                    The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business and goodwill, and which has become of great value to the Company.

C.                                    The Company’s Proprietary Information has been and will necessarily be communicated to and acquired by Employee in the course of his employment, and the Company desires to continue the services of Employee, only if, in doing so, it can protect its Proprietary Information and goodwill.

TERMS OF SEVERANCE

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree as follows:

1.                                      Employment At Will.

1.1                               At any time, the Company or Employee may terminate Employee’s employment for any reason, with or without cause, and without prior notice.  The Company will pay Employee all compensation then due and owing.  Thereafter, except for benefits that have vested and accrued or as may otherwise be agreed upon by the Company and Employee, all of the Company’s obligations under this Agreement shall cease.

1.2                               If the Company terminates Employee’s employment at any time, without Cause, as defined below, upon execution and delivery to the Company of a severance and release agreement that is reasonably acceptable to the Company’s Board of Directors and that contains, among other things, a general release provision (a “Severance and Release Agreement”), the Company shall pay Employee an equivalent of six months of his then base salary. Any severance payments under this paragraph will be paid in equal monthly installments over a period of months equal to the number of months of base salary to be paid.  After the Company has satisfied its severance payment obligations under this paragraph, and except for the benefits that have vested and accrued, all obligations of the Company under this Agreement shall immediately cease upon termination of Employee’s employment with the Company under this Agreement.

1.3                               For purposes of this Agreement, the term “Cause” shall mean:  (i) a material breach of any material term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company after Employee has been unable or unwilling to cure such failure within seven calendar days following receipt of notice of such failure;

(iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service (other than due to protected disability or reasonable absences in conformity with applicable family leave or other applicable laws), misconduct, dishonesty, or habitual neglect.

2.                                      Termination Obligations.

2.1                               Resignation From All Offices And Directorships.  In the event of any termination of Employee’s employment for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, or any of the Company’s subsidiaries, to the extent he was serving in any such capacities at the time of termination.

2.2                               Cooperation With The Company.  Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects.  Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

2.3                               Return Of Documents And Other Information.  Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to her employment, belongs to the Company and shall be returned promptly to the Company upon termination and at any other time as demanded by the Company. Employee will continue to honor all agreements with the Company and any of its affiliates regarding their proprietary information, including any non-compete, non-solicitation, confidentiality or use restriction agreements.

2.4                               Termination Of Benefits.  All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific policy or benefit plan of the Company.

2.5                               Injunctions.  Employee acknowledges that the restrictions contained in this Agreement are reasonable and necessary in view of the nature of the Company’s businesses, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company.  Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.

3.                                      Arbitration.

3.1                               The Company and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) that arise out of or relate to this Agreement or Employee’s employment with the Company, shall be resolved by final and binding arbitration.

3.2                               Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including, but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

3.3                               Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”).  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.

3.4                               Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

3.5                               All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties.  The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act.   In all other respects, this Arbitration Agreement, including available discovery (which the parties agree shall be favorably considered by the arbitrator) shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

3.6                               Each party shall initially pay its own costs and attorney’s fees.  However the arbitrator shall award a reimbursement of reasonable attorneys’ fees and costs to the prevailing party and the arbitrator shall determine the party that is the prevailing party should there be one.  The Company agrees to pay the costs and fees of the arbitrator to the extent required by law, which fees and costs are not recoverable even if the Company is the prevailing party.

3.7                               The parties also understand and agree that this Agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this agreement.  The parties agree that none of those claims or controversies shall be resolved by a jury trial.

4.                                      Severability.

4.1                               Severability Of Unenforceable Provisions.  The provisions of this Agreement are severable.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

4.2                               Scope.  To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

5.                                      Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

6.                                      Amendments; Waivers.

This Agreement may not be orally modified or amended.  It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

7.                                      Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested.  Each such notice, request, demand, or other communication shall be effective:  (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof.  Notices shall be delivered as follows:

If to the Company:

AF Services
2555 W. 190th Street

Torrance, CA  90504

If to the Employee:

Simon Abuyounes

2555 W. 190th Street

Torrance, CA  90504

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

8.                                      Assignment.

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  The Company shall be permitted to assign this Agreement to any affiliate or any successor, subject to the provisions hereof Agreement.

9.                                      Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company.  This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the subject matter of this Agreement, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.  To the extent that such practices, policies, and procedures are not contradicted by the terms of this Agreement, they shall be deemed to further and enhance the terms and conditions of Employee’s employment.

10.                               Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa.  The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

11.                               Governing Law.

This Agreement has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS.  EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT.  BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement effective as of June, 28 2005.

AF SERVICES, LLC

/s/ Brandon H. LaVerne
		Name:	Brandon H. LaVerne
		Title:	Manager

Dated:	January 18, 2006	/s/ Simon M. Abuyounes
Simon Abuyounes